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                                                                 EXHIBIT 5.2

INTERNAL REVENUE SERVICE               DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX A 3617 DPN20-6
CHICAGO, IL  60690
                                       Employer Identification Number:
Date:  January 30, 1995                   43-1162835
                                       File Folder Number:
ANHEUSER-BUSCH COMPANIES, INC.            430002090
C/O CAROLYN G. WOLFF                   Person to Contact:
ONE BUSCH PLACE                           FRITZ PEARSON
ST. LOUIS, MO  63118                   Contact Telephone Number:
                                          (414) 798-8360
                                       Plan Name:
                                          DEFERRED INCOME STOCK
                                          PURCHASE AND SAVINGS
                                          PLAN
                                       Plan Number:  059


Dear Applicant:

    We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

    Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

    The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

    This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

    This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 13, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

    This plan is an employee stock ownership plan with a cash or deferred arrangement described Code section 401(k).

    This plan satisfies the requirements of Code section 4975(e)(7).

    This plan satisfies the minimum coverage requirements on the basis of the average benefit test in section 410(b)(2) of the Code.



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    This letter is issued under Rev. Proc. 93--39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

    This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

    This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable
Determination Letter".

    If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,

                                    /s/ MARILYN W. DAY

                                    Marilyn W. Day
                                    District Director

Enclosures
Publication 794
Reporting & Disclosure Guide
   For Employee Benefit Plans